Exhibit 99.1

PACKAGING CORPORATION OF AMERICA ANNOUNCES PAUL T. STECKO TO BECOME NON-EXECUTIVE CHAIRMAN AT YEAR END

Lake Forest, IL, June 25, 2013 – Packaging Corporation of America (NYSE: PKG) announced today that Paul T. Stecko will continue to serve as the company’s executive chairman until his retirement on December 30, 2013, at which time he will become non-executive chairman of the company’s board of directors. As non-executive chairman, he will lead the activities of PCA’s board of directors. Mr. Stecko will also continue to serve the company on major strategic initiatives as well as important shareholder matters under an agreement that will run through December 31, 2015. Mr. Stecko has been PCA’s executive chairman since 2010 and served as chairman and CEO from 1999 to 2010.

Commenting on the announcement, Mark W. Kowlzan, CEO of PCA, said, “In light of Paul’s vast experience and contributions to PCA, as well as our long-term relationship, I am very pleased that he will continue his leadership of our board of directors and involvement in our strategic efforts.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.8 billion in 2012. PCA operates four paper mills and 71 corrugated products plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com